EXHIBIT 21

                          SANDERSON FARMS SUBSIDIARIES

NAME OF SUBSIDIARY                                       STATE OF INCORPORATION

Sanderson Farms, Inc. (Production Division)                  Mississippi

Sanderson Farms, Inc. (Processing Division)                  Mississippi

Sanderson Farms, Inc. (Food Division -                       Mississippi
formerly National Prepared Foods, Inc.)